EXHIBIT 99.1

PERRY ELLIS INTERNATIONAL RECEIVES COURT APPROVAL FOR

ACQUISITION OF TROPICAL SPORTSWEAR

MIAMI – Feb. 10, 2005 — Perry Ellis International, Inc. (NASDAQ:PERY) announced today that it has received bankruptcy court approval for the acquisition of certain domestic operating assets as well as the outstanding capital stock of the U.K. subsidiary of Tropical Sportswear International (NASDAQ:TSIC) (“TSI”) for $88.5 million in cash. Closing on this transaction is expected to take place on or before February 26, 2005, and will be funded by proceeds from Perry Ellis International’s senior credit facility.

George Feldenkreis, Chairman and CEO of Perry Ellis International, said, “This acquisition should add in excess of $230 million in net sales on an annualized basis, and we expect it will be $0.05 - $0.10 accretive in the first twelve months after acquisition. The combined bottoms volume of the two companies makes us one of the largest producers of men’s pants in the world. We predicted years ago that retailer consolidation would transform relationships between apparel wholesalers and their customers, and our new assets make Perry Ellis International more valuable and important to its customers.”

Mr. Feldenkreis continued: “This acquisition increases the significance of the bottoms category from approximately 20 percent of our total sales to over 40 percent, balancing our portfolio of tops and bottoms and further diversifying our product mix. We are now one of the most broadly diversified and balanced men’s sportswear companies in the United States, with the ability to capitalize on current opportunities. We are pleased to add to our organization the very capable people at TSI’s Tampa facility, and plan to maintain a significant Tampa presence.”

Oscar Feldenkreis, President and COO of Perry Ellis International, concluded, “This acquisition enhances our standing with our retail partners by adding many of Tropical’s high profile labels to our branded portfolio, including Savane®, Farah®, and Banana Joe®. We will grow these brands through Perry Ellis’ core competencies, investing in their marketing and improving design. In addition, our familiarity with the bottoms business, as well as common merchandising and management systems, will facilitate our integration of Tropical. Lastly, Tropical’s U.K. subsidiary will provide an excellent platform for the future expansion of Perry Ellis International brands into Europe. We feel that this acquisition will continue to create substantial value for our shareholders and build one of the premier apparel companies in the world.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), John Henry(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Penguin Sport(R), the Havanera Co.(R), Axis(R), and Tricots St. Raphael(R). The company also licenses trademarks from third parties including Nike(R) and Tommy Hilfiger(R) for swimwear, PING(R) and PGA Tour(R) for golf apparel and Ocean Pacific(R) for men’s sportswear. Additional information on the company is available at http://www.pery.com.

About Tropical Sportswear International

TSI is a designer and marketer of high-quality branded and retailer private branded apparel products that are sold to major retailers in all levels and channels of distribution. Primary product lines feature casual and dress-casual pants, shorts, denim jeans, and woven and knit shirts. Major owned brands include Savane(R), Farah(R), Flyers(R), The Original Khaki Co.(R), Bay to Bay(R), Two Pepper(R), Royal Palm(R), Banana Joe(R), and Authentic Chino Casuals(R). Licensed brands include Bill Blass(R) and Van Heusen(R). Retailer national private brands that we produce include Puritan(R), George(TM), Member’s Mark(R), Sonoma(R), Croft & Barrow(R), St. John’s Bay(R), Roundtree & Yorke(R), and White Stag(R). TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced technology to provide retailers with customer, product and market analyses, apparel design, and merchandising consulting and inventory forecasting.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, a significant decrease in business from or loss of any of Perry Ellis’ major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, disruption in the supply chain, general economic conditions, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Perry Ellis International Inc., Miami

Rosemary Trudeau, 305-873-1294

rosemary.trudeau@pery.com